Independent Auditors' Consent

The Board of Directors

Collins Indusries, Inc.

We consent to the incorporation by reference in the registration statements

(No. 333-24647 and No. 333-24651) on Form S-8 of Collins Industries, Inc. of our report dated November 21, 2002, with respect to the consolidated balance sheet of Collins Industries, Inc. as of October 31, 2002 and the related consolidated statement of income and comprehensive income, shareholders' investment and cash flows for the year then ended which report appears in the October 31, 2002, annual report on Form 10-K of Collins Industries, Inc.

KPMG LLP

Kansas City, Missouri

January 15, 2003